Exhibit 10.2
EMPLOYMENT AGREEMENT

AGREEMENT by and between Unisys Corporation, a Delaware corporation (the “Company”) and xxx (the “Executive”), dated as of xxx.
The Company has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Company believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Company is entering into the Employment Agreement with Executive, dated as of the date set forth above (the “Agreement”).
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
1. Certain Definitions.
(a) The “Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 1(b)) on which a Change of Control (as defined in Section 2) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive’s employment with the Company is terminated within the twelve (12) month period prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Effective Date” shall mean the date immediately prior to the date of such termination of employment.
(b) The “Change of Control Period” shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.
2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:
(a) The date on which occurs the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or
(b) The date a majority of the members of the Board of Directors of the Company (the “Incumbent Board”) is replaced during any 12-month period by directors whose appointment or election is not endorsed by the Incumbent Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or
(c) Consummation of a merger or consolidation, or sale or other disposition of all or substantially all of the assets, of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the then outstanding total fair market value of the shares of common stock of the Company (the “Outstanding Company Common Stock”) and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors of the Company (the “Board”), providing for such Business Combination.

3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of such date (the “Employment Period”).
4. Terms of Employment.
(a) Position and Duties.
(i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 50 miles from such location.
(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
(b) Compensation.
(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

(ii) Annual Bonus. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the Executive’s highest bonus under the Company’s Executive Variable Compensation Plan, or any comparable bonus or retention amount under any predecessor or successor plan or retention agreement, for the last three full fiscal years prior to the Effective Date (annualized in the event that the Executive was not employed by the Company for the whole of such fiscal year) (the “Recent Annual Bonus”). Each such Annual Bonus shall be paid on or after January 1 of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, but not later than March 15 of such fiscal year, unless the Executive shall elect to defer the receipt of such Annual Bonus in accordance with the terms of the applicable deferred compensation plan.
(iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.
(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.
(v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
(vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
(viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.
5. Termination of Employment.
(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.
(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:
(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or

Chief Executive Officer believes that the Executive has not substantially performed the Executive’s duties, or
(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.
For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.
(c) Good Reason. The Executive’s employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s written consent, the occurrence of any of the following on, or within the two year period following, the occurrence of a Change of Control:
(i) a material diminution in Executive’s authority, duties or responsibilities as compared to those in effect immediately prior to the occurrence of the Change of Control;
(ii) a material diminution in the Executive’s Annual Base Salary, as in effect immediately prior to the occurrence of the Change of Control;
(iii) the Company’s requiring the Executive to be based at any office or location that is a material change from which the Executive was required to perform services immediately prior to the date of the Change of Control, which for this purpose a material change shall be deemed to be an office or location that is more than fifty (50) miles from the office or location in which the Executive was required to perform services immediately prior to the date of the Change of Control; or
(iv) any other action or inaction by the Company that constitutes a material breach of this Agreement.

Notwithstanding the foregoing, the Executive shall not be eligible to resign for Good Reason unless and until the Executive has provided written notice to the Company of the occurrence of the event constituting Good Reason, which notice must occur within ninety (90) days following the initial existence of the condition constituting Good Reason, and the Company has a period of thirty (30) days following receipt of such notice to cure the condition. If the Company does not cure the condition constituting Good Reason within such thirty (30) day period, the Date of

Termination shall be the day immediately following the end of such thirty (30) day Company cure period, unless the Company provides for an earlier Date of Termination.
(d) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder. If the Executive resigns for Good Reason, the Executive will be deemed to have provided the Notice of Termination on the day immediately following the end of the Company’s thirty (30) day cure period if the Company has not cured the condition constituting Good Reason as provided in Section 5(c) above, unless prior to such date the Executive has revoked such Notice of Termination.
(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive’s resignation is on account of Good Reason, the Executive’s Date of Termination shall be as provided in Section 5(c) above, unless the Company provides for an earlier Date of Termination, (iii) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination or any later date specified therein, as the case may be, and (iv) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
6. Obligations of the Company upon Termination.
(a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for death, Cause or Disability or the Executive shall terminate employment for Good Reason, then, if Executive executes and does not revoke a Release (as defined in Section 6(v)) within the time period required by the Company, Executive shall receive the following:
(i) unless delay is required pursuant to Section 13(b) below, the Company shall pay to the Executive in a lump sum in cash within 75 days after the Date of Termination the aggregate of the following amounts:
A. the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid or deferred, (2) the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any accrued vacation pay, to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”; provided, however, that any such amounts that Executive shall have previously elected to defer shall not be paid in a lump sum in cash but shall instead be credited to the Executive’s account under the relevant deferred compensation plan and paid to the Executive in accordance with the terms of such plan); and
B. the amount equal to the product of (1) two and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus;
C. an amount equal to the value of the monthly premium cost that the Company would have had to pay to continue Executive and/or the Executive’s family in the plans, programs, practices and policies described in Section 4(b)(iv) of this Agreement (other than continuation of health benefits) if the Executive’s employment had not been terminated for the two year period following Executive’s Date of Termination; provided, that if the Executive is eligible for a death benefit under any Unisys death benefit only plan in accordance with the terms of such plan, no premium will be payable to the Executive for such benefit.
(ii) for a period of up to two years following Executive’s Date of Termination, Executive and Executive’s spouse and eligible dependents, shall continue to be eligible to receive health benefits coverage under Company health plans described in Section 4(b)(iv) of this Agreement in accordance with the terms of the applicable plan documents, at the same premium rates as may be charged from time to time for employees of the Company generally, as if Executive had continued in employment with the Company during such period; provided, that in order to receive such continued coverage at such rates, Executive shall be required to pay to the Company at the same time that premium payments are due for the month an amount equal to the full monthly premium required by the Company under such plans for such coverage (in accordance with payment instructions from the Company), and the Company shall reimburse to Executive, within 60 days following the date such monthly premium payment is due, an amount equal to the monthly premium payment, less the amount that Executive would have been required to pay for such coverage if Executive had remained employed by the Company at such time (the “Health Payment”). The period of continuation of group health plan coverage under section 4980B (“COBRA”) of the Internal Revenue Code of 1986, as amended (the “Code”) (the “COBRA Period”) runs concurrently during the period for which the Health Payment is paid to Executive. The Health Payment during the COBRA Period is intended to qualify for the exception for deferred compensation as a medical benefit provided in accordance with the requirements of Section 409A of the Code and Treas. Reg. §1.409A-1(b)(9)(v))(B). If Executive does not pay the applicable monthly premium for a particular month at any time during the two year period, no further Health Payment will be paid to Executive. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such health plans, the Executive shall be considered to have remained employed until two years after the Date of Termination and to have retired on the last day of such period, if permitted by the applicable plan;
(iii) the Company shall, at its sole expense as actually incurred by Executive, provide the Executive with reasonable outplacement services directly related to the termination of Executive’s employment with the Company, the provider of which shall be selected by the Executive in his sole discretion, provided that such outplacement service coverage shall not extend beyond the last day of the second taxable year of Executive following the taxable year of Executive in which the termination of employment occurred; and
(iv) to the extent not theretofore paid or provided, in accordance with the terms of the relevant plans, programs, policies or practices or contracts or agreements, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any such plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
If the Executive becomes entitled to the severance benefits provided in this Section 6(a) as a result of Section 1(a) of this Agreement and Executive’s termination prior to the Change of Control was for a reason under this Section 6(a), (A) the cash severance benefits payable to the Executive under clause 6(a)(i) shall be reduced by the amount payable to Executive on account of Executive’s termination prior to the Change of Control and, unless delay is required pursuant to Section 13(b) below, shall be paid to Executive within 75 days following the date of the Change of Control if the Change of Control constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code and its corresponding regulations (a “409A Change of Control”), or if the Change of Control does not constitute a 409A Change of Control, such amounts shall be paid to Executive within 75 days following the first anniversary of the Executive’s Date of Termination; (B) severance benefits provided pursuant to clause 6(a)(ii) shall only be applicable if the period provided in clause 6(a)(ii) is longer than that provided to Executive on Executive’s Date of Termination, and in such event, the period of time such severance benefits are provided shall be extended to reflect the additional period provided in clause 6(a)(ii) as measured from Executive’s Date of Termination; (C) severance benefits provided in clause 6(a)(iii) shall apply as of the date of the Change of Control, provided that the measurement period for purposes of Section 409A of the Code commences on the Executive’s Date of Termination; and (D) the Other Benefits shall be payable in accordance with the terms of the applicable plans, programs, policies or practices or contracts or agreements.
(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 75 days following the Date of Termination. With respect to the provision of Other Benefits, the term

Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive’s estate and/or the Executive’s beneficiaries, as in effect on the date of the Executive’s death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.
(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Unless delay is required pursuant to Section 13(b) below, Accrued Obligations shall be paid to the Executive in a lump sum in cash within 75 days following the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

(d) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, and (y) Other Benefits, in each case to the extent not theretofore paid or deferred. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, unless delay is required pursuant to Section 13(b) below, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 75 days following the Date of Termination.

(e) Release. Notwithstanding the foregoing, no payments under this Section 6 of this Agreement shall be made unless Executive executes, and does not revoke, the Company’s standard written release, the current version of which is substantially in the form attached hereto as Annex A (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company (other than entitlements under the terms of this Agreement) or a termination thereof.
7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 12(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
8. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.
9. Certain Reductions in Payments.
(a) Anything in this Agreement to the contrary notwithstanding, in the event Grant Thornton LLP or such other accounting firm as shall be designated by the Company prior to the Effective Date (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company or its affiliated companies in the nature of compensation to or for the Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”) would subject the Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below). The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Executive’s Agreement Payments were reduced to the Reduced Amount. If such a determination is not made by the Accounting Firm, the Executive shall receive all Agreement Payments to which the Executive is entitled under this Agreement.
(b) If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 9 shall be binding upon the Company and the Executive and shall be made within 60 days of a termination of the Executive’s employment. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: Section 6(a)(i)(B); Section 6(a)(iii); Section 6(a)(i)(C); Section 6(a)(ii). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, the Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by the Executive to the Company if and to the extent such payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.
(d) For purposes hereof, the following terms have the meanings set forth below:
(i) “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Agreement Payments pursuant to Section 9(a).
(ii) “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Executive certifies, in the Executive’s sole discretion, as likely to apply to him in the relevant tax year(s).
(e) Compliance with Company Policy. For avoidance of doubt, all compensation, including any payment or benefit provided for in this Agreement, is paid pursuant to Company policy, including the Executive Clawback Policy for Recoupment of Erroneously Awarded Compensation.
10. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. Further, pursuant to the Federal Defend Trade Secrets Act, the Executive cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret if that disclosure is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to any attorney, and for the sole purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or similar proceeding, provided that filing is made under seal. In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
11. Successors.
(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
12. Miscellaneous.
(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:
Name
Address
Address

If to the Company:
801 Lakeview Drive, Suite 100
Blue Bell, PA 19422
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, subject to Section 1(a) hereof, prior to the Effective Date, the Executive’s employment and/or this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement. From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.
13. Compliance with Section 409A of the Code.
(a) Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of Section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code and regulations thereunder. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If the period to review and revoke the Release begins in one calendar year and ends in the next calendar year, the payment will be made in the second calendar year on a date determined by the Company if the payment is nonqualified deferred compensation subject to Section 409A of the Code.
(b) Notwithstanding any provision to the contrary in this Agreement, if on the date of Executive’s separation from service, Executive is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined in the sole discretion of the Company (or any successor thereto) in accordance with the

Company’s (or any successor’s) “specified employee” determination policy, then all severance benefits payable to Executive under this Agreement that are deemed as deferred compensation subject to the requirements of Section 409A of the Code shall be postponed for a period of six months following Executive’s separation from service with the Company (or any successor thereto). The postponed amounts shall be paid to Executive in a lump sum on the first business day after the date that is six months following Executive’s separation from service with the Company (or any successor thereto). If Executive dies during such six-month period and prior to payment of the postponed amounts hereunder, the amounts delayed on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within 75 days after Executive’s death.
(c) All reimbursements provided under this Agreement that are provided under a nonqualified deferred compensation plan within the meaning of Section 409A of the Code and Treas. Reg. §1.409A-1(a) shall be made or provided in accordance with the requirements of Section 409A of the Code and Treas. Reg. §1.409A-3(i)(1)(iv).
(d) Notwithstanding anything herein to the contrary, if Executive is entitled to severance benefits prior to the Change of Control in a form other than in a lump sum, the severance benefits payable under this Agreement in the form of a lump sum shall only be paid in a lump sum if the Change of Control qualifies as a 409A Change of Control and the Executive’s Date of Termination occurs within the two year period following the date of the 409A Change of Control. If the Change of Control does not qualify as a 409A Change of Control or Executive’s Date of Termination is after the second anniversary of the 409A Change of Control, the severance benefits payable under this Agreement will be payable in the same form as the severance benefits that were payable to Executive for periods prior to a Change of Control.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

Dated: ______________, 20__
NAME OF EXECUTIVE

UNISYS CORPORATION

Dated: _______________, 20__	By:
Ruchi Kulhari
Senior Vice President, Chief Human Resources Officer

ANNEX A
FORM OF RELEASE
GENERAL RELEASE
1.    I, _____________, agree that I have been allowed at least twenty-one (21) days to consider the meaning and effect of this Release (this “Release”) and that this Release constitutes written notice that I have been advised to consult with an attorney prior to executing this Release. You agree that any modifications, material or otherwise, made to this agreement do not restart or affect in any manner the original at least twenty-one (21) calendar day consideration period.
2.    I acknowledge that I have seven (7) days from the day I sign this Release to revoke my acceptance of this Release and this Release shall not become effective or enforceable until this revocation period has expired. To the extent the Release purports to release claims pursuant to the Minnesota Human Rights Act, I acknowledge that I have fifteen (15) days from the day I sign this Release to revoke my acceptance of this Release and this Release shall not become effective or enforceable until the sixteenth (16th) day after the day I have signed and returned it, provided that I have not revoked this Release during the Revocation Period.
3.    I acknowledge that all amounts payable pursuant to the letter agreement dated as of ___________, 20__ (the “Agreement”) that I have entered into with Unisys Corporation (the “Company”) are subject to applicable tax withholdings. In addition, I acknowledge that I am solely responsible for all taxes that may result from my receipt of the amounts payable and benefits to be provided to me under the Agreement, and neither the Company nor any of its affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences to me of my receipt of any payment or benefit hereunder, including, but not limited to, under Section 409A of the Internal Revenue Code of 1986, as amended.
4.    In consideration for the payments to me by the Company under the Agreement and other good and valuable consideration, which I acknowledge are adequate and satisfactory to me, and intending to be legally bound, I knowingly and voluntarily hereby release the Company, its shareholders, directors, officers, employees, agents, benefit plans, attorneys, affiliates, parents, subsidiaries, predecessors, successors, assigns, and all persons acting by, through, under or in concert with any of them (collectively, “Released Parties”), from any and all rights, causes of action, suits, debts, claims and demands in law or in equity (collectively, “Claims”), known or unknown, that I or which my heirs, executors or administrators may have now or in the future may arise based on, arising out of or relating to my employment with the Company or the termination thereof for any and all reasons. Said release includes, but is not limited to, any Claims which I may have against any of the Released Parties based upon Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Civil Rights Act of 1866, 42 U.S.C. § 1981, as amended (including, but not limited to, 42 U.S.C. § 1981a), the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., as amended, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended, including the Older Workers Benefit Protection Act (“OWBPA”); the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., as amended, the Family Medical Leave Act, 29 U.S.C. § 2601 et seq., as amended, any applicable state laws identified on Schedule 1 hereto (to the greatest extent such release is permissible under applicable law), as well as any Claims for breach of any employment contract or agreement (written, oral, or implied), wrongful discharge, breach of the covenant of good faith and fair dealing, promissory and/or equitable estoppel, tort claims of any nature, and any Claims which may have been asserted under the common law or any other federal, state or local law, as well as all claims for counsel fees and costs. This Release covers claims that I know about and those that I may not know about up through the date of this Release.

Notwithstanding the generality of the foregoing, I am not releasing or waiving any rights I may have: (i) under COBRA; (ii) to my own vested accrued employee benefits under Unisys’s health, welfare, or retirement benefit plans as of the last date of employment; (iii) to benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iv) to pursue claims which by law cannot be waived by signing this Agreement and/or which may arise after the execution of this Agreement; (v) to enforce this Agreement; and/or (vi) to challenge the validity of this Agreement.
5.    I acknowledge that, by reason of the position which I held within Unisys that I have become familiar with highly confidential and/or proprietary information relating to the business of Unisys such as various customer lists, sales and marketing strategies and plans, bids, projections, costs, financial data, personnel information developments, improvements, processes, methods, tools and customer relationships. I further recognize that the business of Unisys is highly competitive, and that Unisys has a legitimate business interest in preserving any and all trade secrets and other highly confidential and/or proprietary information that I may have acquired from Unisys, which are essential to the continued success of Unisys, and that Unisys will suffer irreparable harm should such confidential information be utilized by a competitor. I further acknowledge that all such confidential and/or proprietary information and trade secrets acquired through my employment are owned and shall continue to be owned by Unisys.
6.    I agree that I will not, at any time, whether during my term of employment or thereafter, disclose to any unauthorized person, firm or corporation any information I acquired in confidence through my employment with Unisys, it being understood that all such confidential and/or proprietary information constitutes trade secrets that are material to the successful conduct of Unisys and belong exclusively to Unisys. By way of example and not limitation, such confidential and/or proprietary information and trade secrets include any and all information, not otherwise available to the public, concerning: (i) marketing plans, business plans, strategies, forecasts, unpublished financial statements, budgets, bids, projections and costs; (ii) personnel information; (iii) customer lists, customer and supplier transaction histories, identities, contacts, volumes, characteristics, agreements and prices; (iv) information regarding promotional, operational, program management, sales, marketing, research and development techniques, methods and reports and (v) other trade secrets. I specifically acknowledge that such confidential and/or proprietary information and trade secrets have commercial value to Unisys, the unauthorized disclosure of which could be detrimental to the interests of Unisys, whether or not such information is specifically identified as “Confidential” and/or “Proprietary” information by Unisys. Provided, however, that the restrictions of this paragraph shall not extend to any information or materials that are either known to the public or that can be derived, compiled or learned by a third party without significant effort or expense. Nothing in this Release, any other agreement between Unisys and myself, or any other policies of Unisys shall prohibit or restrict me or my attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Release, or as required by law or legal process, including with respect to possible violations of the law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards. Notwithstanding my preexisting obligations with respect to Unisys’s confidential information, pursuant to the federal Defend Trade Secrets Act, I understand that I cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret if that disclosure is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to any attorney, and for the sole purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or similar proceeding, provided that filing is made under seal.

7.    I acknowledge that the restrictions contained in the foregoing paragraphs 5 and 6, in view of the nature of the work performed by Unisys, are reasonable and necessary in order to protect the legitimate interests of Unisys, and that any violation thereof may result in irreparable injuries to Unisys, and I therefore acknowledge that, in the event of any violation of any of these restrictions, Unisys may be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Unisys may be entitled.
8.    Nothing in this Release shall prohibit or restrict me, Unisys, or their respective attorneys from: (i) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which I am entitled; (ii) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Release or as required by law or legal process; (iii) initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by a self-regulatory authority or a government agency or entity, including without limitation, the U.S. Department of Labor, the National Labor Relations Board, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Commodities Futures Trading Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, the U.S. Congress, any other federal, state, or local government agency or commission, and any agency Inspector General (collectively, the "Regulators"), or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, I shall give prompt written notice to Unisys so as to permit Unisys to protect its interests in confidentiality to the fullest extent possible. I do not need the prior authorization of Unisys to engage in conduct protected by this paragraph, and I do not need to notify Unisys that I have engaged in such conduct. This Release does not limit my right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of the law. I recognize and agree that, in connection with any such activity outlined above, I must inform the Regulators, my attorney, a court or a government official that the information I am providing is confidential. Despite the foregoing, I am not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information I came to learn during the course of my employment with Unisys that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege and/or attorney work product doctrine. Unisys does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.
9.    If in connection with any investigation, government inquiry, threatened litigation, or filed litigation involving Unisys, I am called upon to assist Unisys; to provide evidence; or to testify in any manner, I agree to reasonably cooperate fully with Unisys in connection with any matter arising out of or related to my former employment. If requested by Unisys, I agree to be present and participate in the trial of any such matter. I will, to the extent permitted by applicable law, be reimbursed for my reasonable costs and expenses for any time spent assisting Unisys in this regard.
10.    In the event that, any one or more provisions (or portion thereof) of this Release is held to be invalid, unlawful or unenforceable for any reason, the invalid, unlawful or unenforceable provision (or portion thereof) shall be construed or modified so as to provide the Released Parties with the maximum protection that is valid, lawful and enforceable, consistent with my intent in entering into this Release. If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Release (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Release.
11.    This Release shall be construed and enforced under and in accordance with the laws of the Commonwealth of Pennsylvania.
THE COMPANY HEREBY ADVISES YOU THAT YOU HAVE AT LEAST TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS RELEASE AND HEREBY ADVISES YOU TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS RELEASE.
YOU AGREE THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL AT LEAST TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.
HAVING ELECTED TO EXECUTE THIS RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE CONSIDERATION IN ACCORDANCE WITH THE AGREEMENT REFERENCES IN PARAGRAPH 3 ABOVE, YOU FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTER INTO THIS RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS YOU HAVE OR MIGHT HAVE AGAINST RELEASEES AS SET FORTH IN THIS AGREEMENT.

I, ___________, do hereby knowingly and voluntarily enter into this agreement as of the dates set forth below.
Executed this _____ day of _____________, 20____.

Agreed: ____________________________
         NAME OF EXECUTIVE

SCHEDULE 1

By entering into this Separation Agreement And General Release (“Agreement”), the individual identified in the signature block of the Agreement (“Employee”) acknowledges and agrees that the release set forth in the Agreement extends to include, but is not limited to, the laws of any state in which Employee performed work for Unisys, or that otherwise might apply to Employee’s employment with Unisys, or the termination thereof (each to the extent applicable, and as amended from time to time):

Alabama
Alabama Age Discrimination in Employment Act
Alabama Unlawful Practices related to Opposition of Employer under Section 25-1-28 of the Alabama Code
Alabama Whistleblower Protection Law
Alabama Pay Equity Law
Retaliatory or Constructive Discharge and for co-employer liability under Sections 25-5-11 and 25-5-11.1 of the Alabama Code.

Alaska	Alaska Human Rights Law Alaska Family and Medical Leave Law Alaska Occupational Safety and Health Law Alaska Uniform Contribution Among Tortfeasors Act
Arizona	Arizona Civil Rights Act Arizona Employment Protection Act Arizona Occupational Safety and Health Law Arizona Right to Work Act
Arkansas	Arkansas Civil Rights Act of 1993 Arkansas Equal Pay Law Arkansas Minimum Wage Act Arkansas Wage Payment Laws Arkansas Uniform Contribution Among Tortfeasors Act
California
California Family Rights Act
California Fair Employment and Housing Act
California Civil Code
California Labor Code (except as prohibited by law)
Unruh Civil Rights Act
California Fair Pay Act
California Pregnancy Disability Leave Law
California WARN Act

Colorado
Colorado Anti-Discrimination Act
Colorado Equal Pay Law
Colorado Law Prohibiting Discrimination by Labor Organization
Colorado Whistleblower Law
Colorado Maternity Leave Law
Colorado Healthy Families and Workplaces
Colorado Minimum Wage Law
Colorado Minimum Wage Order No. 32
Colorado Labor Peace Act

Connecticut
Connecticut Fair Employment Practices Act
Connecticut Human Rights and Opportunities Act
Connecticut Family and Medical Leave Law
Connecticut General Statute Paid Sick Leave
Connecticut Whistleblower Law
Connecticut Free Speech Law
Connecticut WARN Law
Connecticut Human Rights and Opportunities Act
Connecticut Minimum Wage and Overtime Law
Connecticut Equal Pay Act
Connecticut Maximum Hours and Overtime Law (provided, however, that nothing in this Agreement shall be construed as a release of disputed wages as a condition to receive wages conceded to be due).

Delaware
Delaware Discrimination in Employment Act
Delaware Handicapped Persons Employment Protection Act
Delaware Persons with Disabilities Employment Protections Act
Delaware Whistleblower’s Act
Delaware Wage Payment and Collection Act
Delaware Fair Employment Practices Act (provided, however, that nothing in this agreement shall be construed as a requirement for or condition to any payment due under the Wage Payment and Collection Act).

District of Columbia
D.C. Human Rights Act
D.C. Prohibition of Discrimination on the Basis of Tobacco Use Act
D.C. Whistleblower Protection Act for Employees of D.C. Contractors
D.C. Family and Medical Leave Act
D.C. Parental Leave Act
D.C. Employee Sick Leave Provision of Paid Leave
D.C. Displaced Workers Protection Act
D.C. Wage Payment and Collection Law
D.C. Minimum Wage Act

Florida
Florida Civil Rights Act
Florida Omnibus AIDS Act
Florida Wage Discrimination Law
Florida Educational Equity Act
Florida Discrimination Against Military Personnel Law
Florida Workers Compensation Act Retaliation Provision
Florida Fair Housing Act
Florida False Claims Act
Florida Whistleblower Act
Florida Whistle-blower’s Act
Florida Minimum Wage Act

Georgia
Georgia Fair Employment Practices Act
Georgia Equal Pay Act
Georgia Age Discrimination in Employment Law
Georgia Equal Employment for Persons with Disabilities Code
Georgia Right to Arbitration for Sex Discrimination Claims
Claims Arising under the Georgia Constitution.

Hawaii
Hawaii Fair Employment Practices Act
Hawaii Discriminatory Practices Law
Hawaii Equal Pay Law
Hawaii Civil Rights Act
Hawaii Whistleblowers’ Protection Act
Hawaii Dislocated Workers Law
Hawaii Family Leave Law
Hawaii Occupational Safety and Health Law

Idaho	Idaho Fair Employment Practices Act Idaho Civil Rights Law Idaho Human Rights Act Idaho Equal Pay Law Idaho Minimum Wage Law Idaho Wage Payment Law

Illinois
Illinois Human Rights Act
Illinois Equal Pay Laws
Illinois Whistleblower Act
IL Wages for Women and Minors Act
Illinois Religious Freedom Restoration Act
Illinois Family Military Leave Act
Illinois WARN Act
Illinois Right to Privacy in the Workplace Act
Illinois Union Employee Health and Benefits Protection Act
Illinois Employment Contract Act
Illinois Dispute Act
Illinois Victims’ Economic Security and Safety Act
IL Nursing Mothers in the Workplace Act
Cook County Human Rights Ordinance (if applicable)
Chicago Human Rights Ordinance (if applicable)

Indiana
Indiana Civil Rights Law
Indiana Age Discrimination Law
Indiana Employment Discrimination Against Disabled Persons Law
Indiana Equal Pay Law
Indiana Military Leave and Re-Employment Rights
Indiana Off Duty Use of Tobacco by Employees Law
Indiana Whistleblower Protections for Employees of Private Employer that is Under Public Contract
Indiana Military Family Leave Act
Indiana Minimum Wage Law
Indiana Wage Payment and Wage Claims Act
Indiana Occupational Safety and Health Law
Indiana Blacklisting Statute

Iowa	Iowa Civil Rights Act Iowa Law Related to Military Leave/Re-Employment Rights Iowa Minimum Wage Law Iowa Wage Payment Collection Law Iowa WARN Act
Kansas
Kansas Act Against Discrimination
Kansas Equal Pay Law
Kansas Age Discrimination in Employment Act
Kansas Discrimination Against Military Personnel Act
Kansas Discrimination Against Victims of Domestic Violence or Sexual Assault Act
Kansas Whistleblower Protection Laws
Kansas Minimum Wage and Maximum Hours Law
Kansas WARN Act

Kentucky
Kentucky Civil Rights Act
Kentucky Equal Opportunities Act
Kentucky Wage Discrimination Because of Sex Law
Kentucky Law Regarding Military Leave and Re-Employment Rights
Kentucky Equal Pay Act
Kentucky Leave of Absence to Adopt a Child Law
Kentucky Minimum Wage Law
Kentucky Occupational Safety and Health Law
Kentucky Workers’ Compensation Act Retaliation Provision

Louisiana
Louisiana Employment Discrimination Law
Louisiana Whistleblower Protection Laws
Louisiana Family and Medical Leave Laws
Louisiana Payment of Employees Law
Louisiana Workers’ Compensation Act Retaliation Provision
Louisiana General Tort Provision

Maine
Maine Human Rights Act
Maine Equal Pay Law
Maine Civil Rights Act
Maine Protection from Harassment Law
Maine Sexual Harassment Policies Law
Maine Whistleblowers’ Protection Act
Maine Family Medical Leave Act
Maine Family Sick Leave Law
Maine Labor and Industry Earned Paid Leave
Maine Wage Law
Maine WARN Laws

Maryland
Maryland Anti-Discrimination Law
Maryland Fair Employment Practices Act
Maryland Reasonable Accommodations for Disabilities Due to Pregnancy Act
Maryland Deployment of Family Members in the Armed Forces Act
Maryland Equal Pay for Equal Work Law
Maryland Medical Information Discrimination Law
Maryland Maternity Leave Law
Maryland Healthy Working Families Act
Maryland Wage Payment and Collection Law
Maryland Wage and Hour Law
Maryland WARN Laws
Maryland Occupational Safety and Health Act

Massachusetts
Massachusetts Law Prohibiting Unlawful Discrimination
Massachusetts Equal Pay Law, except for claims that cannot be waived related to inquiry or discussion of wages
Massachusetts Right to be Free from Sexual Harassment Law
Massachusetts Age Discrimination Law
Massachusetts Equal Rights Law
Massachusetts Equal Rights for the Elderly and Disabled Law
Massachusetts Civil Rights Law
Massachusetts False Claims Act
Massachusetts Family and Medical Leave Laws and Small Necessities Act
Massachusetts Earned Sick Time
Massachusetts Labor and Industry Privacy Law

By entering into this Agreement, you acknowledge that your release and waiver includes any future claims against the Company under Mass. Gen. Laws ch. 149, § 148 - the Massachusetts Wage Act.  These claims include, but are not limited to, failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, claims for improper wage deductions, and claims for failing to provide proper check-cashing facilities.

Michigan
Elliott-Larsen Civil Rights Act
Michigan Persons with Disabilities Civil Rights Act
Michigan Whistleblowers’ Protection Act
Michigan Minimum Wage Law
Michigan Equal Pay Law
Michigan Paid Medical Leave Act
Michigan Payment of Wages and Fringe Benefits Law
Sales Representatives Commission Act
Michigan WARN Laws
Bullard-Plawecki Employee Right to Know Act
Social Security Number Privacy Act
Internet Privacy Protection Act
Michigan Occupational Safety and Health Act

Minnesota
Minnesota Human Rights Act
Minnesota Equal Pay for Equal Work Law
Minnesota Age Discrimination Statute
Minnesota Nonwork Activities Law
Minnesota Whistleblower Protection Law
Minnesota Parenting Leave Act
Minnesota Wage Law
Minnesota WARN Laws
Minnesota Personnel Record Access Laws
Minnesota Whistleblowers’ Protection Retaliation Provision

Notwithstanding any conflicting terms of the Agreement (if applicable), if you were employed by the Company in Minnesota, then with respect to claims under the Minnesota Human Rights Act, you are provided fifteen calendar days after signing this Agreement to revoke it.  To be effective, this revocation must be in writing and either (a) hand-delivered to the Company within fifteen calendar days of signing; or (b) sent by certified mail, return receipt requested, to the Company with a postmark within fifteen calendar days of signing.  If this Agreement is revoked, you will not be entitled to the Severance Package described by the Agreement.

Mississippi	Mississippi Employment Protection Act Mississippi Military Leave/Re-Employment Rights Statute Mississippi Wage Law
Missouri	Missouri Human Rights Act Missouri Equal Pay for Women Act Missouri Minimum Wage Law Missouri Wage Payment Law Missouri Service Letter Statute
Montana
Montana Human Rights Act
Montana Equal Pay Law
Montana Wrongful Discharge from Employment Act
Montana Maternity Leave Act
Montana Wage Payment Law
Montana Minimum Wage and Overtime Compensation Act
Montana Limitation on Hours for Certain Employees
Montana Blacklisting Statutes

You agree that your termination was for good cause as defined by Montana Law.

Nebraska
Nebraska Fair Employment Practices Act
Nebraska Discrimination in Employment Act
Nebraska Equal Pay Law
Nebraska Laws Against Discrimination of Military Personnel
Nebraska AIDS Discrimination Act
Nebraska Genetic Information and Testing Law
Nebraska Family Military Leave
Nebraska Wage and Hour Act
Waivable Claims under the Nebraska Wage Payment and Collection Act

Nevada	Nevada Fair Employment Practices Act (including age and sexual harassment claims, claims related to false pretenses, blacklisting, grafting, kickbacks, or lie detectors) Nevada Paid Leave
New Hampshire
New Hampshire Law Against Discrimination
New Hampshire Whistleblowers’ Protection Act
New Hampshire Minimum Wage Law
New Hampshire Protective Legislation Law
New Hampshire Unemployment Compensation Prohibition Against Discrimination Law
New Hampshire Uniform Trade Secrets Act
New Hampshire Safety and Health of Employees Law
New Hampshire Protective Legislation Law Non-Compete and Non-Piracy Sections

New Jersey
New Jersey Law Against Discrimination
New Jersey Equal Pay Act
New Jersey Civil Rights Law
New Jersey Security and Financial Empowerment Act
New Jersey Conscientious Employee Protection Act
New Jersey Family Leave Act
New Jersey Earned Sick Leave
New Jersey Wage and Hour Law
New Jersey WARN Laws
New Jersey Workers’ Compensation Law Retaliation Provisions

New Mexico
New Mexico Human Rights Act
New Mexico Re-Employment of Persons in Armed Forces Act
New Mexico Fraud Against Taxpayers Act
New Mexico Promoting Financial Independence for Victims of Domestic Abuse Act
New Mexico Employee Privacy Act

New York
New York State Human Rights Law
New York Off Duty Conduct Law Activities Discrimination Law
New York City Humans Rights Law (if applicable)
New York City Commission on Human Rights Law (if applicable)
New York City Earned Sick Time Act (if applicable)
New York Wage Hour and Wage Payment Law
New York Minimum Wage Law
New York WARN
New York Equal Pay Law
New York State Civil Rights Law
New York Family Leave Law
New York Sick Leave Law
New York State Worker Adjustment and Retraining Notification Act
New York Workers’ Compensation Law Retaliation Provisions

North Carolina
North Carolina Equal Employment Practices Act
North Carolina Persons with Disabilities Protection Act
North Carolina Civil Rights Law
North Carolina Lawful Products Use Law
North Carolina Hemoglobin/Genetic Information Anti-Discrimination Law
North Carolina Retaliatory Employment Discrimination Act
North Carolina Leave for Parent Involvement in Schools Law

North Dakota	North Dakota Human Rights Act North Dakota Equal Pay Law North Dakota Age Discrimination Law North Dakota Whistleblower Law North Dakota Wage and Hour Law North Dakota Wage Collection Law
Ohio
Ohio Civil Rights Act
Ohio Equal Pay Act
Ohio Whistleblowers’ Protection Statute
Ohio Pregnancy Discrimination/Maternity Leave Act
Ohio Wage Payment Law
Ohio Minimum Fair Wage Standards Act
Ohio Miscellaneous Labor Provisions
Ohio Workers’ Compensation Retaliation Law
Ohio Constitution

Oklahoma
Oklahoma Anti-Discrimination Act
Oklahoma Discriminatory Wages Law
Oklahoma Genetic Nondiscrimination in Employment Act
Oklahoma General Anti-Retaliation Law

You acknowledge that this waiver is not a restraint as contemplated by Okla. Stat. Ann. tit. 40, § 199(B)(2), Oklahoma Law Governing Wages and Working Conditions, Oklahoma Minimum Wage Act, the Retaliation and Discrimination provision of the Oklahoma Administrative Workers’ Compensation Act, and the Standards for Workplace Drug and Alcohol Testing Act.

Oregon
Oregon Anti-Discrimination Law
Oregon Fair Employment Practices Act
Oregon Unlawful Discrimination Against Persons with Disabilities Law
Oregon Genetic Screening Law
Unlawful Discrimination Against Injured Workers Law
Oregon Unlawful Discrimination for Service in Uniformed Service Law
Oregon Leave of Absence for State Service Law
Oregon Military Family Leave Act
Oregon Sick Leave
Oregon Whistleblower Law
Oregon Initiating or Aiding Administrative, Criminal, or Civil Proceeding Law
Oregon Family Leave Act
Oregon Hours of Labor and Wage Payment Law
Oregon Minimum Wage Law
Oregon WARN Act

Pennsylvania	Pennsylvania Human Relations Act Pennsylvania Equal Pay Law Pennsylvania Whistleblower Law Pennsylvania Pregnancy Guidelines of the Human Relations Comm.
Rhode Island
Rhode Island Fair Employment Practices Act
Rhode Island Civil Rights Act
Rhode Island Equal Pay Act
Rhode Island Civil Rights of People with Disabilities Act
Rhode Island Discrimination Based on Genetic Testing Law
Rhode Island AIDS Discrimination Law
Employment Discrimination Provision of Rhode Island Victim’s Bill of Rights
Rhode Island Military Family Relief Act
Rhode Island Whistleblowers’ Protection Act
Rhode Island Parental and Family Medical Leave Act
Rhode Island Healthy and Safe Families and Workplaces Act
Rhode Island Minimum Wage Act
Rhode Island Wage Payment Law

South Carolina
South Carolina Human Affairs Law
South Carolina Bill of Rights for Handicapped Persons Law
South Carolina Military Re-Employment Rights Law
South Carolina ‘s Unlawful Discrimination Against Union Members Law
South Carolina Whistleblower Law
South Carolina Workers’ Compensation Retaliation Provision
South Carolina Consumer Protection Code Wrongful Termination Provision
South Carolina’s Unlawful Termination of an Employee Replaced by an Authorized Alien Law
South Carolina’s Wrongful Demotion or Termination of an Employee for Complying with a Subpoena or Serving on a Jury Law
South Carolina’s Personnel Action Based on Use of Tobacco Products Outside of Workplace Prohibited Law

South Dakota	South Dakota Human Relations Act South Dakota Equal Pay Law South Dakota Genetic Information Bias Law South Dakota Wage Retaliation Law South Dakota Minimum Wage Law
Tennessee
Tennessee Human Rights Act
Tennessee Equal Pay Law
Tennessee Leave for Adoption, Pregnancy, Childbirth and Infant Nursing Law
Tennessee Wage Protection Act
Tennessee WARN Act
Tennessee Occupational Safety and Health Act

Texas
Texas Commission on Human Rights Act
Texas Equal Pay Law
Texas Employment Discrimination Law
Texas Disability Discrimination Law
Texas State Wage Payment and Work Hour Laws
Texas Payday Law
Texas Minimum Wage Act

Utah
Utah Antidiscrimination Act
Utah Genetic Testing Privacy Act
Utah Occupational Safety and Health Act
Utah Employment Relations and Collective Bargaining Act
Utah Right to Work Law
Utah Drug and Alcohol Testing Act
Utah Protection of Activities in Private Vehicles Act
Utah Employment Selection Procedures Act
Utah’s Local Government Entity/Drug-Free Workplace Policies Act

Vermont
Vermont Fair Employment Practices Act
Vermont Genetic Testing Discrimination Law
Vermont Whistleblower Laws
Vermont Parental and Family Leave Act
Vermont Earned Sick Time
Vermont Occupational Safety and Health Act
Vermont Minimum Wage Law
Vermont Wage Law

Virginia
Virginians with Disabilities Act
Virginia Human Rights Act
Virginia Equal Pay Act
Virginia Genetic Testing Law
Virginia Right-to-Work Law
Virginia Occupational Safety and Health Act
Virginia Fraud Against Taxpayers Act
Virginia Right to Work Law

Washington
Washington Law Against Discrimination
Washington Age Discrimination Law
Washington Equal Pay Law
Washington Sex Discrimination Law
Washington Family Leave Act
Washington Family Care Act
Washington Genetic Testing Protection Law
Washington Whistleblower Protection Law
Washington Wage, Hour, and Working Conditions Law
Washington Wage Payment Law

West Virginia
West Virginia Human Rights Act
West Virginia Equal Pay Act
West Virginia’s Prohibition Against Discrimination for Jury Duty Summons
West Virginia Parental Leave Act
West Virginia Minimum Wage Law
West Virginia Workers’ Compensation Act Retaliation Provisions
West Virginia Consumer Credit and Protection Act Retaliation Provision

Notwithstanding any conflicting terms of the Agreement (if applicable), if you were employed by the Company in West Virginia, then you are provided a minimum of 21 days in which to consider this Agreement, and are provided a 7 day revocation period under Section 77-6-1.1 – 77-6-8.1 of West Virginia’s Human Rights Commission Bias Rules.

Wisconsin
Wisconsin Fair Employment Act
Wisconsin AIDS Testing Discrimination Law
Wisconsin Personnel Records Statute
Wisconsin Family and Medical Leave Act
Wisconsin Minimum Wage Law
Wisconsin Wage Payments, Claims and Collections Law
Wisconsin WARN Act
Wisconsin Cessation of Health Care Benefits Law
Wisconsin Employment Peace Act

Wyoming	Wyoming Fair Employment Practices Act Wyoming Equal Pay Law Wyoming Whistleblower Act Wyoming Minimum Wage Law Wyoming Occupational Health and Safety Act